Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of PMC Commercial Trust on Form S-4 of our report dated March 18, 2013 related to the consolidated financial statements of CIM Urban Partners, LP and Subsidiaries as of December 31, 2012 and 2011, and for the Years Ended December 31, 2012, 2011, and 2010, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California

August 30, 2013